Exhibit 21.1



                           SUBSIDIARIES OF THE COMPANY
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ABS HOLDING COMPANY, INC.
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A corporation organized under the laws of the State of Nevada.

BH HOLDING COMPANY, INC. ("BH")
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A corporation organized under the laws of the State of Nevada.

o BH operates through its wholly owned subsidiary, J & K Parking, d/b/a B&H Parking, a Georgia corporation.

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